Exhibit 99.1

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s net income for the year ended December 31, 2017, was $4,537,000, a 12.0% decrease from net income of $5,156,000 in 2016. Earnings per share for 2017 were $0.95, compared to $1.07 in 2016. For the fourth quarter of 2017 net income was $578,000, a decrease of $724,000 as compared to net income of $1,302,000 in the fourth quarter of 2016. Earnings per share were $0.12 in the fourth quarter of 2017, compared to $0.27 in the fourth quarter of 2016. Excluding the impact of the events described below, for the year ended December 31, 2017, adjusted net income was $5,253,000, an increase of 6.2% over adjusted net income for the year ended December 31, 2016. Adjusted net income for the fourth quarter of 2017 was $1,294,000 compared to the fourth quarter of 2016 of $1,286,000 and adjusted earnings per share increased by 7.8% in 2017, from $1.02 in 2016 to $1.10 in 2017.

President and Chief Executive Officer, Marcie A. Barber stated, “For Juniata Valley Financial Corp., 2017 was a year of great accomplishment in creating “Building Blocks for the Future”. We constructed a flagship branch with state-of-the-art service delivery, completely remodeled our Trust Division offices, developed a wider array of mortgage product offerings, and advanced and expanded our social media presence. We also reduced the volatility in a legacy defined benefit plan, completed the second phase of our commitment to invest in a low income elderly housing project within one of our local communities, and signed a definitive agreement to merge Liverpool Community Bank into JVB. These efforts did not distract us from continuing to grow our franchise and achieve higher levels of profitability. All of this was accomplished using teamwork throughout all levels of the JVB organization.” Further, she commented, “While the costs associated with several of our initiatives, along with the one-time negative effect of the Tax Cuts and Jobs Act, make comparability of 2016 and 2017 results more difficult, we are proud of our accomplishments and look to 2018 with anticipation.”

Comparability of the results of operations for the twelve and three month periods ending December 31, 2017 and December 31, 2016 was materially impacted by the following events that occurred in 2017 and 2016.

•	In the fourth quarter of 2017, Juniata initiated a strategy to reduce the liability associated with its defined benefit pension plan. The first step of the initiative consisted of the purchase of a single premium group annuity for a group of Juniata’s retirees, transferring the associated pension liability to the issuer of the annuity. This step reduced Juniata’s overall pension liability by approximately 12%, which resulted in a pre-tax charge to earnings of $377,000. This pre-tax charge represents an acceleration of pension expenses that would otherwise have impacted Juniata’s earnings in the future. During 2018, Management will continue to implement its strategy to further reduce the pension liability.
•	In the fourth quarter of 2017, Juniata and its unconsolidated subsidiary, Liverpool Community Bank (“LCB”) executed a definitive merger agreement. Merger-related expenses have been incurred to date at both institutions. Since Juniata accounts for its investment in Liverpool using the equity method, 39.16% of LCB’s merger-related expenses reduced Juniata’s non-interest income by $33,000. Juniata’s own merger-related expenses increased non-interest expense by $13,000.
•	In the fourth quarter of 2017, the Tax Cuts and Jobs Act (TCJA) was enacted, which lowered Juniata’s and LCB’s future maximum corporate tax rate from 34% to 21%. Though the reduced rate will provide tax savings to Juniata and LCB in future periods, the reduction resulted in write-downs of Juniata’s and LCB’s net deferred tax assets, which were previously valued based upon the projection of a 34% future tax benefit. As a result, a non-cash charge of $416,000 was included in the provision for income taxes at Juniata. A similar non-cash charge at LCB, resulted in a $32,000 decline in Juniata’s non-interest income in the fourth quarter; and
•	In 2016, prior to the fourth quarter, Juniata recorded gains from life insurance proceeds that added $364,000 to pre-tax and after-tax earnings. No such gains were recorded in 2017.

In order to provide meaningful performance comparisons between the years and quarters ended December 31, 2016 and December 31, 2017, respectively, Juniata believes it is appropriate to segregate and exclude the impact of the items described above in order to present comparative results of Juniata’s business during these periods. The discussion of “adjusted” measures in this release excludes those items and, as a result, contains non-GAAP financial measures, which are reconciled to GAAP financial measures in supplemental tables presented below.

For 2017, return on average assets and return on average equity were 0.76% and 7.57%, respectively. On an adjusted basis, return on average assets was 0.88% in 2017 as compared to 0.85% in 2016 and return on average equity was 8.77% and 8.08% in 2017 and 2016, respectively.

Net interest income increased for the year ended December 31, 2017 by $318,000, or 1.7%, when compared to 2016, as average earning assets were $16.4 million, or 3.1% higher in 2017. Gains from the sales or calls of investment securities in 2017 exceeded those recorded in 2016 by $294,000.

Non-interest income was $5,292,000 in 2017 versus $5,418,000 in 2016. Excluding the items discussed previously, adjusted non-interest income increased by $416,000, of which $294,000 was attributed to gains from sales and calls of securities.

Non-interest expense was $17,775,000 in 2017 versus $17,178,000 in 2016, an increase of $597,000. Excluding the impact of the non-interest expense items discussed above, non-interest expense increased by $43,000 in 2017. Employee compensation and benefits expense increased due to staffing enhancements and increased medical insurance expense, occupancy and equipment expense increased due to the completion and occupation of a relocated banking office, and amortization began on phase II of the low income elderly housing tax credit investment. Partially offsetting those increases, were reductions in losses on the liquidation of foreclosed assets, FDIC insurance premiums and data processing expense. Additionally, valuation of properties held in other real estate owned resulted in net gains of $8,000 in 2017 as compared to net losses of $150,000 in 2016.

For the fourth quarter of 2017, return on average assets and return on average equity were 0.39% and 3.86%, respectively. On an adjusted basis, return on average assets was 0.87% as compared to 0.88% for the same period in 2016 and adjusted return on average equity was 8.64% and 8.44% in the fourth quarters of 2017 and 2016, respectively.

Net interest income increased in the fourth quarter of 2017 by $68,000 when compared to the fourth quarter of 2016, primarily due to higher average loan balances offset by the effect of higher funding costs.

Comparing the fourth quarter of 2017 to the fourth quarter of 2016, non-interest income declined by $122,000, principally due to a difference of $82,000 in securities gains. Excluding the impact of the non-interest income items discussed above, non-interest income increased by $65,000 in the fourth quarter of 2017. Other sources of non-interest income increased in 2017 by $24,000.

Total assets at December 31, 2017 were $591,945,000, an increase of 2.0% compared to December 31, 2016. During 2017, loan balances averaged $385,411,000 as compared to average loan balances in 2016 of $379,177,000, an increase of 1.6%. Average deposit balances likewise increased by 1.6% in 2017 as compared to 2016.

On January 17, 2018, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on March 1, 2018 to shareholders of record on February 15, 2018.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

Non-GAAP Financial Measures and Key Performance Indicators

We use non-GAAP financial measures, such as adjusted net income, adjusted earnings per share (diluted), adjusted return on average assets and adjusted return on average equity, adjusted non-interest income and adjusted non-interest expense to provide information useful to investors in understanding our adjusted performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to our business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In the event of disclosure or release of non-GAAP financial measures, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP (included in the tables at the end of this release).

In order to assess and better understand our underlying business performance and trends, Juniata’s non-GAAP adjustments exclude merger expenses from non-interest expense. Merger expenses consist principally of expenses required to satisfy contractual obligations of the acquired entity triggered by the transaction, costs required to convert and consolidate the acquired entity’s records, systems and data onto our platforms and professional fees related to the transaction. Merger expenses are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

In addition, when assessing performance and trends, Juniata’s management excludes the impact of settlement charges associated with the process of reducing the risk associated with the unfunded pension obligation related to the Juniata’s defined benefit plan, gains from life insurance proceeds and the one-time adjustment to the net deferred tax assets as a result of the Tax Cuts and Jobs Act. These costs are each unusual and infrequent and can vary significantly in size when incurred, such that the comparability of relevant periods can be affected because results of the affected periods can be distorted, either positively or negatively.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	December 31,
	2017	2016
ASSETS	(Unaudited)
Cash and due from banks	$9,839	$9,464
Interest bearing deposits with banks	58	95
Cash and cash equivalents	9,897	9,559

Interest bearing time deposits with banks	350	350
Securities available for sale	153,824	150,488
Restricted investment in bank stock	3,104	3,610
Investment in unconsolidated subsidiary	4,812	4,703
Total loans	383,904	378,297
Less: Allowance for loan losses	(2,939)	(2,723)
Total loans, net of allowance for loan losses	380,965	375,574
Premises and equipment, net	8,887	6,857
Other real estate owned	355	638
Bank owned life insurance and annuities	14,972	14,631
Investment in low income housing partnerships	5,245	3,812
Core deposit and other intangible	195	262
Goodwill	5,448	5,448
Mortgage servicing rights	225	205
Accrued interest receivable and other assets	3,666	4,217
Total assets	$591,945	$580,354

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$115,911	$104,006
Interest bearing	361,757	351,816
Total deposits	477,668	455,822

Securities sold under agreements to repurchase	9,769	4,496
Short-term borrowings	12,000	27,700
Long-term debt	25,000	25,000
Other interest bearing liabilities	1,593	1,545
Accrued interest payable and other liabilities	6,528	6,701
Total liabilities	532,558	521,264
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share: Authorized 20,000,000 shares
Issued -
4,811,611 shares at December 31, 2017;
4,805,000 shares at December 31, 2016
Outstanding -
4,767,656 shares at December 31, 2017;
4,755,630 shares at December 31, 2016	4,811	4,805
Surplus	18,565	18,476
Retained earnings	40,876	39,945
Accumulated other comprehensive loss	(4,034)	(3,209)
Cost of common stock in Treasury:
43,955 shares at December 31, 2017;
49,370 shares at December 31, 2016	(831)	(927)
Total stockholders' equity	59,387	59,090
Total liabilities and stockholders' equity	$591,945	$580,354

 Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
(Unaudited, in thousands, except share and per share data)	December 31,		December 31,
	2017	2016	2017	2016
Interest income:
Loans, including fees	$4,514	$4,404	$18,005	$17,559
Taxable securities	760	644	2,888	2,475
Tax-exempt securities	111	104	451	418
Other interest income	10	4	30	17
Total interest income	5,395	5,156	21,374	20,469
Interest expense:
Deposits	574	461	2,129	1,811
Securities sold under agreements to repurchase	14	2	31	5
Short-term borrowings	83	45	295	94
Long-term debt	95	87	369	328
Other interest bearing liabilities	8	8	31	30
Total interest expense	774	603	2,855	2,268
Net interest income	4,621	4,553	18,519	18,201
Provision for loan losses	50	100	439	466
Net interest income after provision for loan losses	4,571	4,453	18,080	17,735
Non-interest income:
Customer service fees	445	457	1,747	1,736
Debit card fee income	296	275	1,120	1,044
Earnings on bank-owned life insurance and annuities	83	87	352	371
Trust fees	122	139	446	454
Commissions from sales of non-deposit products	33	42	173	223
Income from unconsolidated subsidiary	13	59	167	222
Fees derived from loan activity	86	57	267	232
Mortgage banking income	44	52	214	158
Gain on sales and calls of securities	2	84	512	218
Gain on sales of loans	-	-	-	113
Gain on life insurance proceeds	-	-	-	364
Other non-interest income	77	71	294	283
Total non-interest income	1,201	1,323	5,292	5,418
Non-interest expense:
Employee compensation expense	1,833	1,617	7,159	6,883
Employee benefits	1,035	602	2,837	2,301
Occupancy	295	290	1,173	1,137
Equipment	207	169	711	661
Data processing expense	433	449	1,751	1,807
Director compensation	58	62	241	238
Professional fees	140	134	571	539
Taxes, other than income	110	118	463	437
FDIC Insurance premiums	84	80	334	375
Loss (gain) on sales of other real estate owned	18	94	(8)	150
Amortization of intangibles	15	19	67	105
Amortization of investment in low-income housing partnership	200	120	612	479
Merger and acquisition expense	13	(25)	13	347
Other non-interest expense	394	493	1,851	1,719
Total non-interest expense	4,835	4,222	17,775	17,178
Income before income taxes	937	1,554	5,597	5,975
Income tax provision	359	252	1,060	819
Net income	$578	$1,302	$4,537	$5,156
Earnings per share
Basic	$0.12	$0.27	$0.95	$1.07
Diluted	$0.12	$0.27	$0.95	$1.07
Cash dividends declared per share	$0.22	$0.22	$0.88	$0.88
Weighted average basic shares outstanding	4,767,656	4,802,559	4,765,165	4,801,245
Weighted average diluted shares outstanding	4,783,699	4,806,590	4,775,505	4,802,175

GAAP to non-GAAP Reconciliation

(Dollars in thousands, except share data)

		For the Year Ended		For the Quarter Ended
		December 31,		December 31,
		2017	2016	2017	2016
	Adjusted Net Income
	Net income	$4,537	$5,156	$578	$1,302
	Adjustments to reported net income to reconcile to non-GAAP measure
	Defined benefit plan settlement cost included in employee benefits	377	-	377	-
	Tax benefit of defined benefit plan settlement cost	(128)	-	(128)	-
	Merger-related expense for JUVF	13	347	13	(25)
	Merger-related expense included in income from unconsolidated subsidiary	33	-	33	-
	Tax benefit of all merger-related expense	(16)	(118)	(16)	9
	Merger-related gains on sale of loans	-	(113)	-	-
	Tax expense of merger-related gains on sale of loans		38	-	-
	Gains from life insurance proceeds	-	(364)	-	-
	Tax expense of gains from life insurance proceeds (N/A)	-	-	-	-
	Reduction in valuation of deferred tax assets included in income from unconsolidated subsidiary	32	-	32	-
	Tax benefit reduction in valuation of deferred tax assets included in income from unconsolidated subsidiary	(11)	-	(11)	-
	Reduction in valuation of deferred tax assets for JUVF	416	-	416	-
(1)	Total adjustments to reported net income to reconcile to non-GAAP measure	716	(210)	716	(16)
(2)	Adjusted net income (non-GAAP)	$5,253	$4,946	$1,294	$1,286

Adjusted Earnings Per Share (Diluted)
Earnings per share (diluted)	$0.95	$1.07	$0.12	$0.27
Adjustments to reported diluted earnings per share to reconcile to non-GAAP measure (tax-effected)
Defined benefit settlement cost (tax effected)	0.05	-	0.05	-
Merger-related expenses (tax effected)	0.01	0.05	0.01	(0.00)
Merger-related gains (tax effected)	-	(0.02)	-	-
Gains from life insurance proceeds	-	(0.08)	-	-
Reduction in valuation of deferred tax assets	0.09	-	0.09	-
Total adjustments to reported diluted earnings per share to reconcile to non-GAAP measure	0.15	(0.05)	0.15	(0.00)
Adjusted earnings per share (diluted) (non-GAAP)	$1.10	$1.02	$0.27	$0.27

Adjusted Return on Average Assets
Return on average assets	0.76%	0.89%	0.39%	0.89%
Total adjustments to reported net income to reconcile to non-GAAP measure (1)	0.12	(0.04)	0.48	(0.01)
Adjusted return on average assets	0.88%	0.85%	0.87%	0.88%

Adjusted Return on Average Equity
Return on average equity	7.57%	8.42%	3.86%	8.55%
Total adjustments to reported net income to reconcile to non-GAAP measure (1)	1.20	(0.34)	4.78	(0.11)
Adjusted return on average equity	8.77%	8.08%	8.64%	8.44%

GAAP to non-GAAP Reconciliation (continued)

(Dollars in thousands, except share data)

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted non-interest Income
Total noninterest income	$5,292	$5,418	$1,201	$1,323
Adjustments to reported noninterest income to reconcile to non-GAAP measure
Merger-related gains on sale of loans	-	(113)	-	-
Gains from life insurance proceeds	-	(364)	-	-
Merger-related expense included in income from unconsolidated subsidiary	33	-	33	-
Reduction in valuation of deferred tax assets included in income from unconsolidated subsidiary	32	-	32	-
Total adjustments to reported noninterest income to reconcile to non-GAAP measure	65	(477)	65	-
Adjusted non-interest Income (non-GAAP)	$5,357	$4,941	$1,266	$1,323

Adjusted non-interest expense
Total noninterest expense	$17,775	$17,178	$4,835	$4,222
Adjustments to reported noninterest expense to reconcile to non-GAAP measure
Defined benefit plan settlement cost included in employee benefits	(377)	-	(377)	-
Merger-related expense for JUVF	(13)	(347)	(13)	25
Total adjustments to reported noninterest expense to reconcile to non-GAAP measure	(390)	(347)	(390)	25
Adjusted non-interest expense (non-GAAP)	$17,385	$16,831	$4,445	$4,247